Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 21, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Apollo Investment Corporation’s Annual Report on Form 10-K for the year ended March 31, 2020. We also consent to the use in such Registration Statement of our report dated July 14, 2020 on the senior securities table, which appears in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York July 14, 2020